Exhibit 99.1

EverQuote Announces First Quarter 2019 Financial Results

•	Revenue Increased 28% Year-Over-Year to $52.2 Million
•	Automotive Revenue Grew 25% Year-Over-Year to $45.0 Million
•	Home and Life Revenue Grew 50% Year-Over-Year to $7.2 Million

CAMBRIDGE, Mass., May 6, 2019 — EverQuote, Inc. (“EverQuote” or “the Company”), a leading online insurance marketplace in the U.S. connecting consumers with insurance providers, today announced financial results for the first quarter ended March 31, 2019.

“EverQuote continues to grow and thrive, capitalizing on the secular shift of insurance online. During the first quarter we delivered revenue growth of 28% year-over-year with excellent growth across verticals,” said Seth Birnbaum, CEO and Co-Founder of EverQuote. “We grew our insurance shopping consumer volume, expanded our insurance provider network, and continued to scale our newest verticals while increasing consumer-provider engagement with additional partial provider partner integrations.

“Growth in consumer demand and insurance provider spend in our marketplace was broad-based in the quarter, we exceeded expectations while making investments in improving the consumer experience and performance for providers.

“As we look ahead to the balance of 2019, I am excited by the opportunities to drive growth as we continue to build our business while expanding and evolving our consumer and provider offerings. We’re executing well against our major growth levers and key initiatives and we are confident that our strong first quarter sets us on a path for an excellent year. We’re excited that the industry trends continue as expected and we are well positioned for the future of insurance,” concluded Mr. Birnbaum.

First Quarter 2019 Financial Highlights:

(All comparisons are relative to the first quarter of 2018 unless otherwise stated):

•	Total revenue of $52.2 million, an increase of 28% driven by strength in both consumer quote request volume and monetization.

•	Automotive insurance vertical revenue of $45.0 million, an increase of 25%.

•	Home and life insurance verticals revenue of $7.2 million, an increase of 50%.

•	Variable Marketing Margin of $13.9 million, an increase of 25%.

•	GAAP net loss of $4.4 million, compared to $1.3 million in the first quarter of 2018.

•	Adjusted EBITDA of $(1.3) million, compared to $(0.4) million in the first quarter of 2018.

First Quarter 2019 Business Highlights:

(All comparisons are relative to the first quarter of 2018 unless otherwise stated):

•	The Company’s direct business increased to 93% of revenue.

•	7 of the Company’s top 10 providers expanded spend over the prior year.

•	EverQuote added 6 new and 14 expanded partial technology integrations with providers.

•	The Company’s distribution growth and traffic optimization initiatives led to revenue per quote request increasing by 8%.

Second Quarter and Full-Year 2019 Guidance:

EverQuote anticipates Revenue, Variable Marketing Margin and Adjusted EBITDA to be in the following ranges:

Second quarter 2019:

•	Revenue of $49.5 - $51.5 million.

•	Variable Marketing Margin of $14.0 - $15.0 million.

•	Adjusted EBITDA in the range of $(1.1) - $0.2 million.

Full year 2019

•	Revenue of $197.0 - $203.0 million, an increase from our previous range of $189.0 - $197.0 million.

•	Variable Marketing Margin of $55.5 - $58.5 million, an increase from our previous range of $54.0 - $58.0 million.

•	Adjusted EBITDA in the range of $(3.0) - $(1.0) million, an improvement to our previous range of $(4.0) - $(2.0) million.

With respect to the Company’s expectations under “Second Quarter and Full Year 2019 Guidance” above, the Company has not reconciled the non-GAAP measure adjusted EBITDA to the GAAP measure net loss in this press release because the Company does not provide guidance for stock-based compensation expense, depreciation and amortization expense, interest income and expense, and the provision for (benefit from) income taxes on a consistent basis as the Company is unable to quantify these amounts without unreasonable efforts, which would be required to include a reconciliation of adjusted EBITDA to GAAP net loss. In addition, the Company believes such a reconciliation would imply a degree of precision that could be confusing or misleading to investors.

Conference Call and Webcast Information

EverQuote will host a conference call and live webcast to discuss its first quarter 2019 financial results at 4:30 p.m. Eastern Time today, May 6, 2019. To access the conference call, dial (877) 273-5005 for the U.S. or Canada, or (647) 689-5410 for international callers and provide conference ID 1973297. The webcast will be available live on the Investors section of the Company’s website at https://investors.everquote.com.

An audio replay of the call will also be available to investors beginning at approximately 6:30 p.m. Eastern Time on May 6, 2019, until 11:59 p.m. Eastern Time on May 13, 2019, by dialing (800) 585-8367 for the U.S. or Canada, or (416) 621-4642 for international callers, and entering passcode 1973297. In addition, an archived webcast will be available on the Investors section of the Company’s website at: https://investors.everquote.com.

Safe Harbor Statement

Any statements in this press release about future expectations, plans and prospects for EverQuote, Inc. (“EverQuote” or the “Company”), including statements about future results of operations or the future financial position of the Company, including financial targets, business strategy, plans and objectives for future operations and other statements containing the words “anticipates,” “believes,” “expects,” “plans,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: (1) the Company’s ability to attract and retain consumers and insurance providers using the Company’s marketplace; (2) the Company’s ability to maintain or increase the amount providers spend per quote request; (3) the effectiveness of the Company’s growth strategies and its ability to effectively manage growth; (4) the Company’s ability to maintain and build its brand; (5) the Company’s reliance on its third-party service providers; (6) the Company’s ability to develop new and enhanced products and services to attract and retain consumers and insurance providers, and the Company’s ability to successfully monetize them; (7) the impact of competition in the Company’s industry and innovation by the Company’s competitors; (8) the Company’s expected use of proceeds from its initial public offering; and (9) other factors discussed in the “Risk Factors” section of the Company’s most recent Annual Report on Form 10-K, which is on file with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release represent the Company’s views as of the date of this press release. The Company anticipates that subsequent events and developments will cause the Company’s views to change. However, while the Company may elect to update these forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to the date of this press release.

About EverQuote

EverQuote operates a leading online insurance marketplace in the U.S., connecting consumers with insurance providers. The company’s data & technology platform matches and connects consumers seeking to purchase insurance with relevant options from the company’s broad direct network of insurance providers, saving consumers and providers time and money. EverQuote was founded with the vision of applying a scientific, data-driven approach to help consumers find the best price and coverage for their individual insurance needs.

EVERQUOTE, INC.

STATEMENTS OF OPERATIONS

	Three Months Ended March 31,
	2019	2018
	(in thousands except per share)
Revenue	$52,233	$40,730

Cost and operating expenses(1):
Cost of revenue	3,666	2,615
Sales and marketing	44,622	35,023
Research and development	4,685	2,614
General and administrative	3,826	1,713

Total cost and operating expenses	56,799	41,965

Loss from operations	(4,566)	(1,235)
Other income (expense):
Interest expense	—	(93)
Interest income	184	—

Total other income (expense), net	184	(93)

Net loss	(4,382)	(1,328)
Accretion of redeemable convertible preferred stock to redemption value	—	(11,013)

Net loss attributable to common stockholders	$(4,382)	$(12,341)

Net loss per share attributable to common stockholders, basic and diluted	$(0.17)	$(1.42)

Weighted average common shares outstanding, basic and diluted	25,294	8,707

(1) Amounts include stock-based compensation expense, as follows:
	Three Months Ended March 31,
	2019	2018
	(in thousands)
Cost of revenue	$—	$7
Sales and marketing	794	270
Research and development	874	124
General and administrative	1,082	166

	$2,750	$567

EVERQUOTE, INC.
BALANCE SHEET DATA
	March 31,	December 31,
	2019	2018
	(in thousands)
Cash and cash equivalents	$37,719	$41,634
Working capital	37,607	39,185
Total assets	70,255	65,746
Total liabilities	28,469	22,562
Total stockholders’ equity	41,786	43,184

EVERQUOTE, INC.

STATEMENTS OF CASH FLOWS

	Three Months Ended March 31,
	2019	2018
	(in thousands)
Cash flows from operating activities:
Net loss	$(4,382)	$(1,328)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	481	294
Stock-based compensation expense	2,750	567
Noncash interest expense	—	14
Deferred rent	6	148
Changes in operating assets and liabilities:
Accounts receivable	(8,396)	(5,483)
Prepaid expenses and other current assets	158	(285)
Accounts payable	4,631	2,611
Accrued expenses and other current liabilities	1,040	2,475
Deferred revenue	230	144

Net cash used in operating activities	(3,482)	(843)

Cash flows from investing activities:
Acquisition of property and equipment, including costs capitalized for development of internal-use software	(667)	(654)

Net cash used in investing activities	(667)	(654)

Cash flows from financing activities:
Proceeds from exercise of stock options	234	568
Proceeds from borrowings on line of credit	—	12,729
Repayments of borrowings on line of credit	—	(8,955)
Repayments of term loan	—	(2,625)
Payments of initial public offering costs	—	(4)

Net cash provided by financing activities	234	1,713

Net increase (decrease) in cash, cash equivalents and restricted cash	(3,915)	216
Cash, cash equivalents and restricted cash at beginning of period	41,884	2,613

Cash, cash equivalents and restricted cash at end of period	$37,969	$2,829

EVERQUOTE, INC.
FINANCIAL AND OPERATING METRICS Revenue by vertical:

	Three Months Ended March 31,		Change %
	2019	2018
	(in thousands)
Automotive	$45,014	$35,925	25.3%
Home and Life	7,219	4,805	50.2%

Total Revenue	$52,233	$40,730	28.2%

	Three Months Ended March 31,		Change %
	2019	2018
	(in thousands)
Loss from operations	$(4,566)	$(1,235)	269.7%
Net loss	$(4,382)	$(1,328)	230.0%
Quote requests	4,113	3,457	19.0%
Variable Marketing Margin(1)	$13,866	$11,138	24.5%
Adjusted EBITDA(2)	$(1,335)	$(374)	257.0%

(1)

Beginning in the first quarter of 2019, we revised our definition of variable marketing margin, or VMM, as revenue, as reported in our statements of operations and comprehensive loss, less advertising costs (a component of sales and marketing expense, as reported in our statements of operations and comprehensive loss). We use VMM to measure the efficiency of individual advertising and consumer acquisition sources and to make trade-off decisions to manage our return on advertising. Under our previous definition of VMM, our VMM for the three months ended March 31, 2018 was $11.7 million as advertising costs used in our previously defined VMM calculation excluded advertising costs related to our EverDrive app and advertising costs not related to obtaining quote requests.

(2)	Adjusted EBITDA is a non-GAAP measure. Please see “EverQuote, Inc. Reconciliation of Non-GAAP Measures to GAAP” below for more information.

EVERQUOTE, INC.

NON-GAAP FINANCIAL MEASURES

To supplement the Company’s financial statements presented in accordance with GAAP and to provide investors with additional information regarding EverQuote’s financial results, the Company has presented adjusted EBITDA as a non-GAAP financial measure. This non-GAAP financial measure is not based on any standardized methodology prescribed by GAAP and is not necessarily comparable to similarly titled measures presented by other companies.

The Company defines adjusted EBITDA as net income (loss), excluding the impact of stock-based compensation expense; depreciation and amortization expense; interest income and interest expense; and the provision for (benefit from) income taxes. The most directly comparable GAAP measure is net income (loss). The Company monitors and presents adjusted EBITDA because it is a key measure used by management and the board of directors to understand and evaluate operating performance, to establish budgets and to develop operational goals for managing EverQuote’s business. In particular, the Company believes that excluding the impact of these items in calculating adjusted EBITDA can provide a useful measure for period-to-period comparisons of EverQuote’s core operating performance.

The Company uses adjusted EBITDA to evaluate EverQuote’s operating performance and trends and make planning decisions. The Company believes that this non-GAAP financial measure helps identify underlying trends in EverQuote’s business that could otherwise be masked by the effect of the items that the Company excludes in the calculations of adjusted EBITDA. Accordingly, the Company believes that this financial measure provides useful information to investors and others in understanding and evaluating EverQuote’s operating results, enhancing the overall understanding of the Company’s past performance and future prospects.

The Company’s non-GAAP financial measures are not prepared in accordance with GAAP and should not be considered in isolation of, or as an alternative to, measures prepared in accordance with GAAP. There are a number of limitations related to the use of adjusted EBITDA rather than net income (loss), which is the most directly comparable financial measure calculated and presented in accordance with GAAP. In addition, other companies may use other measures to evaluate their performance, which could reduce the usefulness of the Company’s non-GAAP financial measures as tools for comparison.

The following table reconciles adjusted EBITDA to net loss, the most directly comparable financial measure calculated and presented in accordance with GAAP.

EVERQUOTE, INC.

RECONCILIATION OF NON-GAAP MEASURES TO GAAP

	Three Months Ended March 31,
	2019	2018
	(in thousands)
Net loss	$(4,382)	$(1,328)
Stock-based compensation	2,750	567
Depreciation and amortization	481	294
Interest (income) expense, net	(184)	93

Adjusted EBITDA	$(1,335)	$(374)

Investor Relations Contact:

Allise Furlani

The Blueshirt Group

212-331-8433

allise@blueshirtgroup.com

SOURCE: EverQuote, Inc.